Stock Agreement

This Stock Agreement (the “Agreement”), dated as of December 28, 2017, confirms our understanding with respect to the issuance of Common Stock of Liberated Syndication Inc. (the “Company”) to Todd Kammerer (the “Employee”) with respect to the matters set forth herein.

The Board of Directors has awarded 50,000 shares of the Company’s common stock (the “Stock”), subject to certain milestones and forfeiture clauses, to the Employee.  In an effort to incentivize the employee, the Board of Directors has set forth the following milestones and forfeiture clauses for these shares of stock.

1.  $50 Million Market Cap

When the Company obtains a $50 Million Market Cap for any 5 consecutive days, the Employee will retain 25% of the stock (12,500 shares).  If not obtained within 18 months of the date of this agreement, 25% of the stock (12,500 shares) will be forfeited by the Employee.

2.  $75 Million Market Cap

When the Company obtains a $75 Million Market Cap for any 5 consecutive days, the Employee will retain 25% of the stock (12,500 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock (12,500 shares) will be forfeited by the Employee.

3.  Up-List to The Nasdaq

The date the Company up-lists to The Nasdaq, the Employee will retain 25% of the stock (12,500 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock (12,500 shares) will be forfeited by the Employee.

4.  $5.00 per share

When the Company obtains an average closing price of $5.00 per share (adjusted for stock splits) for any 10 consecutive trading days, the Employee will retain 25% of the stock (12,500 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock (12,500 shares) will be forfeited by the Employee.

ACCEPTED AND AGREED TO:

Todd Kammerer

By: /s/Todd Kammerer

Name: Todd Kammerer

Liberated Syndication Inc.

By: /s/Christopher Spencer

Name:  Christopher Spencer

Title: Chief Executive Officer